Exhibit 99.1

PO Box 9005
Quakertown, PA 18951-9005
215.538.5600
1.800.491.9070
www.qnbbank.com

FOR IMMEDIATE RELEASE

QNB CORP. REPORTS

EARNINGS FOR FOURTH QUARTER 2020

QUAKERTOWN, PA (January 26, 2021) QNB Corp. (the “Company” or “QNB”) (OTC Bulletin Board: QNBC), the parent company of QNB Bank (the “Bank”), reported net income for the quarter of 2020 of $4,151,000, or $1.17 per share on a diluted basis. This compares to net income of $2,745,000, or $0.78 per share on a diluted basis, for the same period in 2019.  For the year ended December 31, 2020, QNB reported net income of $12,083,000, or $3.42 per share on a diluted basis. This compares to net income of $12,357,000, or $3.53 per share on a diluted basis, reported for the same period in 2019.

For the quarter ended December 31, 2020, the annualized rate of return on average assets and average shareholders’ equity was 1.16% and 12.95%, respectively, compared with 0.88% and 9.06%, respectively, for the fourth quarter 2019.  For the year ended December 31, 2020, the return on average assets and average shareholders’ equity was 0.90% and 9.76%, respectively, compared with 1.02% and 10.58%, respectively, for the same period in 2019.

The following table presents disaggregated net income:

Total assets as of December 31, 2020 were $1,440,229,000 compared with $1,225,023,000 at December 31, 2019. Loans receivable at December 31, 2020 were $920,042,000 compared with $820,616,000 at December 31, 2019, an increase of $99,426,000, or 12.1%.  QNB Bank originated $82,475,000 in the Small Business Administration’s Paycheck Protection Program

(“PPP”) loans, enabling 660 businesses to maintain their payrolls and stay in operation.  Excluding the PPP loans net of deferred fees, loans receivable would have increased $28,514,000, or 3.5% since year-end 2019.  Total deposits at December 31, 2020 were $1,228,067,000, increasing $190,207,000, or 18.3%, compared with $1,037,860,000 at December 31, 2019, with households and businesses keeping their deposits in short-term, liquid accounts.  Most of the PPP loans proceeds were deposited to QNB Bank deposit accounts.

“QNB successfully navigated the COVID-19 pandemic during 2020 from the initial shutdown through the latest CDC guideline updates. Our employees tirelessly worked through multiple rounds of PPP funding to help our business customers and our staff continued to serve customers in a safe manner across various channels from our lobbies to online. Despite the decline in economic activity our earnings remained steady and we continued to see solid growth in our households, deposits and loans. The low interest rate environment contributed to record mortgage originations and our online channel usage increased significantly throughout 2020,” said CEO Dave Freeman.

Net Interest Income and Net Interest Margin

Net interest income for the quarter and year ended December 31, 2020 totaled $9,521,000 and $37,248,000, respectively, an increase of $356,000 and $954,000, respectively, from the same periods in 2019. The net interest margin for the fourth quarters of 2020 and 2019 was 2.82% and 3.11%, respectively.  Net interest margin for the years ended December 31, 2020 and 2019 was 2.92% and 3.16%, respectively.  The yield on average earning assets decreased 72 basis point to 3.20% for the fourth quarter of 2020, compared with the fourth quarter of 2019.  For the year ended December 31, 2020, the yield on average earning assets was 3.42%, compared with 4.02% for the same period in 2019.   The cost of interest-bearing liabilities decreased to 0.50% and 0.63% for the quarter and year ended December 31, 2020, respectively, compared with 1.02% and 1.07% for the same periods in 2019

The decrease in margin is due to repricing loans and prepayment of available for sale investments, and reinvesting in bonds with lower rates, as the general level of interest rates has decreased dramatically starting in February 2020.  In addition to the repricing of the loan and investment portfolio, the decrease in net interest margin is also attributable to the increase in interest-bearing cash as a percentage of earning assets, when comparing the two periods.

Asset Quality, Provision for Loan Loss and Allowance for Loan Loss

QNB recorded a $250,000 provision for loan losses in the fourth quarter of 2020, compared with $375,000 for the same period in 2019.   For the years ended December 31, 2020 and 2019, QNB recorded $1,250,000 and $1,300,000, respectively, in provision for loan losses.  QNB's allowance for loan losses of $10,826,000 represents 1.18% of loans receivable at December 31, 2020 compared to $9,887,000, or 1.20% of loans receivable at December 31, 2019. Net loan charge-offs were $311,000 for 2020, or 0.04% of total average loans, compared with net charge-offs of $247,000, or 0.03% of total average loans, for the same periods in 2019.

Total non-performing loans, which represent loans on non-accrual status, loans past due 90 days or more and still accruing interest and restructured loans were $14,109,000, or 1.53% of loans receivable at December 31, 2020, compared with $16,464,000, or 2.01% of loans receivable at December 31, 2019.  In cases where there is a collateral shortfall on impaired loans, specific impairment reserves have been established based on updated collateral values even if the borrower continues to pay in accordance with the terms of the agreement. At December 31, 2020, $5,030,000, or approximately 52% of the loans classified as non-accrual are current or past due less than 30 days. At December 31, 2020 commercial substandard or doubtful loans totaled $22,193,000, compared with $15,922,000 reported at December 31, 2019.

Non-Interest Income

Total non-interest income was $3,547,000 for the fourth quarter of 2020, an increase of $1,337,000 compared with the same period in 2019, due largely to a $596,000 increase in unrealized net gains on investment securities to $1,100,000, and increased net gains on sale of loans of $606,000, to $689,000, when comparing the two periods.

ATM and debit card income increased $45,000, or 8.2% when comparing the fourth quarter 2020 to the same period in 2019, due to increased card activity when comparing the two quarterly periods.  Retail brokerage income increased $17,000 due to increased assets under management.  Other non-interest income increased $104,000;  merchant fee income increased $31,000 (improved revenue sharing arrangement), title insurance income increased $14,000 (increased volume of mortgage originations), letter of credit fees increased $22,000 (increased construction lending), sales of checks to depositors increased $32,000 (instant issue debit card machines from check vendor), and gain on sale of equipment increased $11,000 ($5,000 equipment trade-in value in 2020 versus equipment disposal related to Upper Perkiomen Valley Branch relocation 2019).  Fees for services to customers declined $81,000 during fourth quarter 2020 compared to fourth quarter 2019, due to less overdraft income and service charges on deposits accounts.

Non-interest income for the year ended December 31, 2020 was $7,602,000, a decrease of $715,000, or 8.6%, compared to the same period in 2019, of which $1,963,000 is attributable to decreased combined realized and unrealized gain on equity securities. This decrease was partially offset by net gain on sale of loans which increased $1,529,000, due to increased mortgage loan originations and secondary market sales, the result of lower interest rates throughout the year.

Non-Interest Expense

Total non-interest expense was $7,611,000 for the fourth quarter of 2020, decreasing $21,000 from $7,632,000 for the same period in 2019.  Salaries and benefits expense decreased $150,000, or 3.4%, to $4,302,000 when comparing the two quarters.  Salary expense and related payroll taxes decreased $93,000 to $3,670,000, or 2.5%, during the fourth quarter of 2020 compared to the same period in 2019, due to decreased incentive compensation and deferred loan origination cost, offset in part by increased employee salary expense.  Benefits expense decreased $56,000, or 8.1%, due primarily to a decrease in medical insurance claims expense, when comparing the two periods.

Net occupancy and furniture and equipment expense increased $43,000, or 3.4%, to $1,297,000 for the fourth quarter 2020, due primarily to increased building repairs and maintenance and software maintenance and amortization expense, offset in part by decreased building and furniture and fixtures depreciation expense.  Other non-interest expense increased $86,000 when comparing the fourth quarter of 2020 with the fourth quarter of 2019, due primarily to increased FDIC insurance costs offset in part by reduced expense related to charge-off loss, marketing, state taxes, travel and entertainment.  Marketing and travel and entertainment expense reductions are due to cancellation of events, seminars and travel due the COVID-19 pandemic.  Increased FDIC insurance is due to a surplus fund credit received in 2019.  State tax increase is due to the increased shares tax, resulting from increased bond portfolio valuation at the bank in 2020 compared to 2019.

For the year ended December 31, 2020, non-interest expense increased $851,000, or 3.0%, from the same period in 2019, primarily for the same reasons as detailed in the quarter.

Provision for income taxes increased $433,000, to $1,056,000 in the fourth quarter 2020, compared with the same period in 2019, due to increased pre-tax income and a higher effective tax rate in 2020.  The effective tax rates for the quarter and year ended December 31, 2020 were 20.3% and 17.5%, respectively.  This compares with effective tax rates for the same periods in 2019 of 18.5% and 18.7%, respectively.

About the Company

QNB Corp. is the holding company for QNB Bank, which is headquartered in Quakertown, Pennsylvania. QNB Bank currently operates twelve branches in Bucks, Montgomery and Lehigh Counties and offers commercial and retail banking services in the communities it serves. More information about QNB Corp. and QNB Bank is available at www.qnbbank.com.

Forward Looking Statement

This press release may contain forward-looking statements as defined in the Private Securities Litigation Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Company’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission, including "Item lA. Risk Factors," set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2019. You should not place undue reliance on any forward-looking statements. These statements speak only as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company undertakes no obligation to update or revise these statements to reflect events or circumstances occurring after the date of this press release.

Contacts:	David W. Freeman	Janice S. McCracken Erkes
	President & Chief Executive Officer	Chief Financial Officer
	215-538-5600 x-5619	215-538-5600 x-5716
	dfreeman@qnbbank.com	jmccracken@qnbbank.com

QNB Corp.
Consolidated Selected Financial Data (unaudited)

(Dollars in thousands)

Balance Sheet (Period End)	12/31/20	9/30/20	6/30/20	3/31/20	12/31/19
Assets	$1,440,229	$1,417,073	$1,390,479	$1,232,010	$1,225,023
Cash and cash equivalents	39,330	37,520	66,773	46,489	17,608
Investment securities
Debt securities, AFS	435,646	444,616	403,620	327,325	349,710
Equity securities	12,849	11,691	10,744	9,417	9,164
Loans held-for-sale	6,570	9,077	3,679	216	977
Loans receivable	920,042	887,792	878,620	821,283	820,616
Allowance for loan losses	(10,826)	(10,765)	(10,464)	(10,334)	(9,887)
Net loans	909,216	877,027	868,156	810,949	810,729
Deposits	1,228,067	1,214,463	1,183,188	1,043,521	1,037,860
Demand, non-interest bearing	204,584	205,492	209,581	146,143	146,270
Interest-bearing demand, money market and savings	826,398	805,217	765,855	682,303	656,014
Time	197,085	203,754	207,752	215,075	235,576
Short-term borrowings	58,838	52,406	57,412	43,265	55,931
Long-term borrowings	10,000	10,000	10,000	10,000	-
Shareholders' equity	134,445	130,995	128,563	124,613	120,717
Asset Quality Data (Period End)
Non-accrual loans	$9,640	$10,001	$10,355	$11,134	$11,704
Restructured loans	4,469	4,665	4,705	4,727	4,760
Non-performing assets	$14,109	$14,666	$15,060	$15,861	$16,464

Allowance for loan losses	$10,826	$10,765	$10,464	$10,334	$9,887

Non-performing loans / Loans excluding held-for-sale	1.53%	1.65%	1.71%	1.93%	2.01%
Non-performing assets / Assets	0.98%	1.03%	1.08%	1.29%	1.34%
Allowance for loan losses / Loans excluding held-for-sale	1.18%	1.21%	1.19%	1.26%	1.20%

QNB Corp.
Consolidated Selected Financial Data (unaudited)
(Dollars in thousands, except per share data)
	Three months ended,					Year ended,
For the period:	12/31/20	9/30/20	6/30/20	3/31/20	12/31/19	12/31/20	12/31/19

Interest income	$10,859	$10,763	$10,740	$11,331	$11,600	$43,693	$46,418
Interest expense	1,338	1,433	1,506	2,168	2,435	6,445	10,124
Net interest income	9,521	9,330	9,234	9,163	9,165	37,248	36,294
Provision for loan losses	250	250	250	500	375	1,250	1,300
Net interest income after provision for loan losses	9,271	9,080	8,984	8,663	8,790	35,998	34,994
Non-interest income:
Fees for services to customers	363	299	242	411	444	1,315	1,691
ATM and debit card	593	598	516	488	548	2,195	2,070
Retail brokerage and advisory income	158	141	169	113	141	581	560
Net realized gain on investment securities	242	198	169	-	192	609	1,755
Unrealized gain (loss) on equity securities	1,100	627	1,166	(2,940)	504	(47)	770
Net gain on sale of loans	689	589	365	81	83	1,724	195
Other	402	357	190	276	298	1,225	1,276

Total non-interest income	3,547	2,809	2,817	(1,571)	2,210	7,602	8,317
Non-interest expense:
Salaries and employee benefits	4,302	4,182	3,985	4,072	4,452	16,541	16,086
Net occupancy and furniture and equipment	1,297	1,239	1,180	1,198	1,254	4,914	4,536
Other	2,012	1,776	1,704	2,008	1,926	7,500	7,482
Total non-interest expense	7,611	7,197	6,869	7,278	7,632	28,955	28,104
Income before income taxes	5,207	4,692	4,932	(186)	3,368	14,645	15,207
Provision for income taxes	1,056	914	998	(406)	623	2,562	2,850
Net income	$4,151	$3,778	$3,934	$220	$2,745	$12,083	$12,357

	Three months ended,					Year ended,
For the period:	12/31/20	9/30/20	6/30/20	3/31/20	12/31/19	12/31/20	12/31/19

Share and Per Share Data:
Net income - basic	$1.17	$1.07	$1.11	$0.06	$0.78	$3.42	$3.53
Net income - diluted	$1.17	$1.07	$1.11	$0.06	$0.78	$3.42	$3.53

Book value	$37.79	$36.89	$36.29	$35.29	$34.30	$37.79	$34.30
Cash dividends	$0.34	$0.34	$0.34	$0.34	$0.33	$1.36	$1.32
Average common shares outstanding - basic	3,551,524	3,542,805	3,532,079	3,522,667	3,509,766	3,537,323	3,496,326
Average common shares outstanding - diluted	3,551,524	3,542,805	3,532,079	3,525,455	3,515,830	3,537,360	3,504,150

Selected Ratios:
Return on average assets	1.16%	1.06%	1.19%	0.07%	0.88%	0.90%	1.02%
Return on average shareholders' equity	12.95%	11.94%	12.78%	0.73%	9.06%	9.76%	10.58%
Net interest margin (tax equivalent)	2.82%	2.78%	2.95%	3.18%	3.11%	2.92%	3.16%
Efficiency ratio (tax equivalent)	57.52%	58.47%	56.17%	93.70%	66.01%	63.58%	61.92%
Average shareholders' equity to total average assets	8.98%	8.92%	9.34%	9.96%	9.75%	9.21%	9.63%
Net loan charge-offs (recoveries)	$189	$(51)	$120	$53	$(18)	$311	$247
Net loan charge-offs (recoveries) - annualized / Average loans excluding held-for-sale	0.08%	-0.02%	0.06%	0.03%	-0.01%	0.04%	0.03%

Balance Sheet (Average)
Assets	$1,419,412	$1,411,477	$1,325,979	$1,221,487	$1,232,071	$1,343,984	$1,212,041

Investment securities (AFS & Equities)	438,202	424,075	357,177	347,072	360,403	390,906	359,606
Loans receivable	904,474	880,582	866,567	821,695	827,103	868,461	811,413
Deposits	1,218,170	1,211,726	1,132,735	1,037,594	1,046,835	1,150,411	1,030,373
Shareholders' equity	127,496	125,889	123,815	121,684	120,158	123,790	116,771